PRUDENTIAL TOTAL RETURN BOND FUND, INC.

ARTICLES OF AMENDMENT

Prudential Total Return Bond Fund, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to “Prudential Investment Portfolios, Inc. 17”.

SECOND: The Charter is hereby amended to change the designation of shares of all classes and series of stock which the Corporation has authority to issue to “Prudential Total Return Bond Fund”.

THIRD: The foregoing amendments to the Charter do not increase the authorized capital stock of the Corporation and do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of shares of capital stock of the Corporation.

FOURTH: The foregoing amendments to the Charter have been approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH: These Articles of Amendment shall become effective at 12:01 a.m. on October 31, 2013.

IN WITNESS WHEREOF, Prudential Total Return Bond Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on October 3, 2013.

ATTEST:	PRUDENTIAL TOTAL RETURN BOND FUND, INC.
/s/ Claudia DiGiacomo Claudia DiGiacomo, Assistant Secretary	By: /s/ Scott E. Benjamin Scott E. Benjamin, Vice President

The undersigned, Vice President of Prudential Total Return Bond Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Scott E. Benjamin
Scott Benjamin, Vice President